EnerCom’s 11th Oil & Gas Conference
August 17, 2006

Issuer Free Writing Prospectus
Filed Pursuant To Rule 433
Registration Statement No. 333-128888

August 17, 2006
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (713) 335-4000. The prospectus relating to this offering is available by clicking on the following link:
http://www.sec.gov/Archives/edgar/data/1340282/000119312506027644/d424b3.htm.
Disclaimer

WILCOX #14
NORTHERN CALIFORNIA
Corporate Profile

*Includes non-consent properties 19.6 Bcfe.  Reserve information based on12/31/05.
717 TEXAS AVENUE
HOUSTON, TEXAS
   ROSETTA CORPORATE HEADQUARTERS
Corporate Profile (as of 12/31/05)
➢
Established as separate entity July 2005.
➢
Total employee count:                           111
➢

Principal Offices:                                    Houston, Texas
                            Denver, Colorado
➢
Field Offices:   Rio Vista, California
                                    Laredo, Texas
➢
        Net producing wells:                    487
➢
       Proved SEC Reserves*:                          379 Bcfe
➢
Significant Proved & Probable drilling
location inventory of just under 600.
➢
Historical drilling success:        > 80%

Corporate Profile (continued)
➢
Issued 50 MM common shares July 2005 under Section 144A.
➢
Initial financing included borrowings of $325 MM.
➢
Became publicly traded entity in February 2006.
➢
Stock trades on NASDAQ under symbol “ROSE”.
➢
First Half 2006 production of 15.7 Bcfe, up 16% from Second Half 2005.
➢
Cumulative earnings of $37 MM from July 7, 2005 through June 30, 2006.
➢
Book capitalization at June 30, 2006
                       Debt                    $240 MM
                       Equity                    777
                       Total                  $1,017 MM

Sacramento Basin
Proved - 182 Bcfe (43%)
Rio Vista
Rockies
Proved - 4 Bcfe (1%)
Uinta Basin
Denver
DJ Basin
San Juan Basin
Total SEC Proved*
379 Bcfe
96% Gas
Other Areas
Proved - 28 Bcfe (7%)
Magnolia
Houston
Laredo
LEGEND
Major Producing Areas
Major Activity Areas
Other Producing Areas
Offices
Headquarters
South Texas Lobo
Proved - 154 Bcfe (41%)
Gulf of Mexico
Proved - 17 Bcfe (4%)
State Waters
Proved - 3 Bcfe (1%)
South Texas Perdido
Proved - 11 Bcfe (3%)

Rosetta
RESOURCES

Proved SEC Reserves (at 12/31/05)
*Includes non-consent properties, representing 19.6 Bcfe.

Proved SEC Reserves & Values (at 12/31/05)
Proved
Undeveloped
133 Bcfe
Proved
Developed
246 Bcfe
Proved
Undeveloped
$474 MM
Proved
Developed
$925 MM
Reserves = 379 Bcfe*
PV10 = $1,399 MM*
*Includes non-consent properties, representing $72.5 MM (PV10) and19.6 Bcfe.

Drillable Locations for Proved and Probable Reserves
(at 6/30/06)
Sacramento Basin	127
DJ Basin	208
San Juan Basin	44
Uinta	35
Lobo	95
Perdido	48
Offshore / State Waters	8
Other Onshore	9
Total	574

STATE TRACT 100 #1
GALVESTON BAY, TEXAS
2nd Quarter 2006 Financial Results

Quarterly Results (in Millions)
Three Months Ended June 30, 2006
(unaudited)
Production (Bcfe)	8.0
MMcfe/day	87.9
Realized Price ($/Mcfe)	$7.92
Total Revenues	$63.4
Net Income	$10.0
EPS Diluted	$0.20
Avg Shares Outstanding(Diluted)	50.4

Financial Highlights (in Millions)
Six Months Ended June 30, 2006
(unaudited)
Cash and Cash Equivalents	$93.2
Total Assets	$1,134.6
Long Term Debt	$240.0
Stockholder’s Equity	$776.7
Cash from Operations	$93.4
Debt/Total Capital	24%
Our current capital expenditure program on an annual basis is funded from cash from operations.

Hedge Position (Mmbtu/day)
	2006	2007	2008	2009
Total Fixed Swaps	45,000	36,300	30,876	26,141
Average Price	$7.92	$7.62	$7.30	$6.99
Total Collars	10,000	--	--	--
Average Price
Floor	$8.83	--	--	--
Ceiling	$14.00	--	--	--
▪
Rosetta uses hedges to lower exposure to commodity
volatility.
▪
It also provides a stable cash flow for future
acquisitions and our extensive capital program.

➢
  Contractual gas sales continuing.
➢
  Non-consent property status report presented to Calpine.
➢
  Settlement discussions underway.
➢
  Objective is global solution:
▪
  Calpine conveys good title for non-consent properties for $68 MM.
▪
  Preferential right properties retained by Calpine. Rosetta retains $7MM.
▪
  Settlement statement finalized.
▪
  Other administrative matters settled to satisfaction of Rosetta.
Calpine Transaction

DRIVER 20-1
SACRAMENTO BASIN, CALIFORNIA
Operations Update

83% Success Rate
	Wells Drilled
(as of July 31, 2006)	Gross	Net
California	14	14.0
Rockies	22	20.4
MidCon	2	0.3
Offshore	2	0.8
Lobo	8	8.0
Perdido	3	1.5
State Waters	4	1.2
Other	9	4.5
Total	64	50.7
Drilling Activity Recap – 2006 Year To Date

SYMBOL HIGHLIGHT
CURRENTLY DRILLING
REMAINING 2006 DRILLING
2005 RECOMPLETIONS
2006 IN PROGRESS RECOMPLETIONS
2006 PROPOSED RECOMPLETIONS

Rosetta
RESOURCES

*Includes cured non-consent properties.
Sacramento Basin
➢
167 producing wells and over 62,000 net
acres in the Rio Vista Field.
➢
Current average net production 33 MMcfe/d*.
➢
143 currently shut-in or idle wells, over 50
potential drilling locations, 33 other potential
development drilling locations, and
numerous workover and recompletion
projects.
➢
Over 50 leads and prospects in the
Sacramento Basin Extension have been
catalogued to date, with numerous wells
identified and believed to contain bypassed
pay.
➢
Began a drilling program in early November
2005, drilled 16 wells to date, all successful.
7 of these wells currently on production, 5 to
6 additional wells to be producing by the
end of August 2006.
➢
Expect to drill an additional 12 to 14 wells in
2006. One drilling rig active in field.  May get
deep rig in September.
➢
Two completion rigs currently working onRosetta properties in the Rio Vista Field area. Performed 20 recompletions since
June 30, 2005.  Expect to get 1 more completion rig by the end of August 2006.

Rio Vista Stratigraphic Column
Gas zones
TERTIARY
CRETACEOUS
EOCENE
PALEOCENE
UPPER
UNDIFFERENTIATED NON-MARINE
MARKLEY GORGE FILL
SIDNEY
MARKLEY
NORTONVILLE
EMIGH
CAPAY
HAMILTON
ANDERSON
MARTINEZ
McCORMICK
MOKELUMNE
STARKEY
PETERSEN
WINTERS
Welch 17
Wilcox 14
Original objective in Winters, developed
hole problems, good ML shows re-drill as Wilcox 14
Net Pay Encountered in Primary Objective
Net Pay Encountered in Secondary Objective
Current Completion

Rosetta
RESOURCES

Rio Vista Wells (November 5, 2005 – July 26, 2006)

➢
Over 1.1 Tcf of gas produced to the
North, East and South of Rio Vista
field.
➢
Only 5 penetrations to date in this
90-square mile field area.
➢
Welch 13 well, completed in the
Winters with initial producing rate of
3 MMcfe/d.
➢
Wilcox 14 well has reached total
depth with good mud log shows and
calculated pay on open hole logs.
 The well is currently testing.
➢
Identification of additional locations
is currently underway.
Rio Vista Unit
Sacramento Basin Winters Play

RIO VISTA GAS UNIT
BRADFORD
ISLAND SD

Rosetta
RESOURCES

Sacramento Basin – Bradford Island 3D Shoot
➢
Acquiring 12.0 sq. mi. (~7700 acres)
proprietary 3D seismic data over the
Southern Rio Vista Gas Unit.
Approximately 70% (~ 5400 acres) of
the 3D covers acreage with no seismic
coverage.
➢
Prospective zones include the
Nortonville, Capay, Hamilton, Martinez,
and McCormick.
➢
Low risk 20 BCF reserve potential –
shallow zones only.

➢
Established Upper Capay production in 2000.
➢
Determined lower limit to gas at or near -4510
ss.
➢
In Feb. 2006 drilled RVGU 263 and
established new lower limit to gas.
➢
Followed by the drilling of RVGU 265, 266,
and 270 which established the lower limit
-4560 ss.
➢
This additional gas column in the Upper
Capay Southern Extension alone has added
18 Bcf of proved and probable reserves to
date.
➢
In addition, the north east faultblock has
shown additional potential with shows in
Welch #12 and RVGU 237.
Rio Vista Upper Capay Southern Extension

Miocene and Frio Amplitude Plays
Anomalina and Vicksburg Amplitude
Plays
Upper Wilcox Structural Plays
Lobo Play
Perdido Play
Middle and Lower Wilcox Plays
Sligo Reef Structural Plays
South Texas Trends

S. Callaghan and El Corazon Ranch (42,000 est. of the total) acreage
➢
The Company has approximately
70,000 net acres (est.) square miles of  3-D seismic.
➢
225 active operated and 100
non-operated wells.
➢
Current net production is 28
MMcfe/day*.
➢
95 proved and probable locations.
➢
Drilled 7 successful wells to date.
  Net production for the first 5 wells is
currently 10 MMcfe/d.
➢
Plan to drill 15  additional wells in
2006.
➢
Two rigs under contract.
*Includes non-consent properties.
2006 Dry Hole
Next 12 Months Drilling Location
Future Location
2006 Discovery
Currently Drilling
Current Producer
South Texas – Lobo

SCR 232		SCR 234		SCR 235		SCR 236
	ECR 1		ECR 2		ECR 3
TD 8176’
TD 8883’
TD 8850’
TD 8740’
TD 7600’
TD 7956’
Lobo Stratigraphic Column
LOBO STRAYS
LOBO 'B' SAND
WALKER
LOBO 1
L1 PAY
LOBO 2
LOBO 3
LOBO 6a SAND
LOBO 6b SAND
LOBO 6c SAND
LOBO 6d SAND
TD 8078’
2006 New Wells
Lobo Wells

➢
Company owns a 50% non-operated
working interest in approximately 18,000 net
acres (est.) in the Perdido Sand Trend.
➢
Horizontal drilling has been very successful
in developing these sands at 9,500 to
12,000 feet.
➢
Currently have 28 producing wells of which
8 are horizontal.
➢
Last three infill horizontal wells are
averaging a total of 11 MMcfe/d gross.
➢
Current net production is 9 MMcfe/d*.
➢
All 48 future locations will be horizontal.
➢
3 new wells drilled in 2006 to date. First
two wells are producing 5 MMcfe/d (gross)
each. The third well is being fracture
stimulated and is scheduled to be producing
by mid August 2006.
➢
Currently drilling 1 well with 4 additional
wells planned for 2006.
*Includes non-consent properties.
Perdido Acreage
Current horizontal producers
Approved horizontal locations
Future horizontal locations
South Texas – Perdido

LOUISIANA
HIGH ISLAND BLOCK 442
EAST CAMERON BLOCKS 88-89
EAST CAMERON BLOCK 176
MAIN PASS BLOCK 118
SOUTH PELTO BLOCK 17
Miocene
Pliocene
Pleistocene
GULF OF MEXICO
SOUTH TIMBALIER BLOCK 226
SOUTH TIMBALIER BLOCK 293
Current Producer
New Leases

Rosetta RESOURCES

Gulf of Mexico Activity Areas
➢
Working interest in 11 blocks
ranging from 20% to 100% (NRI
of 15% - 79%).
➢
Current net production is 9
MMcfe/day from 7 producing
wells.
➢
22,000 net acres (est.) under
lease.
➢
A recent discovery at Main
Pass 118 tested 12.4 MMcf/day
and 512 Bbls/day, gross.
➢
Successful bidder in 2006
offshore lease sale with 50%
working interest in S.
Timbalier Block 293 and Block
226 and 25% in East Cameron
Block 178.
Gulf Coast Offshore Exploration

Texas State Waters
➢
The Company is exploring
in the Vicksburg and Frio
trends in Galveston Bay,
Texas, pursuing sands that
exhibit strong hydrocarbon
indicators on 3-D seismic.
➢
Current net production is
3.5 MMcfe/day.
➢
Three successful wells
drilled to date.
➢
Five additional locations are
planned, with working
interest of 28.9% to 40%.
Two will be drilled in 2006.
T B - 2
St Tr 100 Ut
Bonefish
Kerr McGee Farm-Out
Dolphin
 Producing
Waiting on Completion
Location
Rosetta Acreage
TEXAS STATE WATERS

KGA 18-13 Colorado
   Coiled Tubing Drilling
Basin	Locations	Planned 2006 Wells
DJ	208	70
San Juan	44	26
Uinta	35	4
Green River	2	2
Total	289	102
Rocky Mountain Focus Areas

➢
Producing formation – Niobrara chalk at
2,500 feet.
➢
Company owns 72,000 net acres in this
shallow gas play.
➢
21 wells drilled to date.
➢
Expect to drill approximately 208 additional
locations, majority 80-acre spacing, on our
existing leases and leases being finalized
with 70 planned in 2006.
➢
This 3-D supported play has been
approved for 40-acre spacing.  61 square
miles of 3-D survey acquired in 2006.
➢
Drilling and completion cost per well is
$225,000.
     Rosetta Leases
DJ Basin
Rocky Mountains – DJ Basin

➢
8,481 net acres with
Fruitland Coal potential at
1,600 feet.
➢
Company has identified 44
drillable development
locations.
➢
Drilling and completion costs
of $280,000 per well.
➢
Drilled and completed 11
wells to date.
     Rosetta
Leases
San Juan Basin
Rocky Mountains – San Juan Basin

RED WASH
NATURAL BUTTES
UINTAH COUNTY
QUESTAR WELL PRODUCING
8S 23E
8S 24E
PLUNGING STRUCTURAL NOSE
BIG VALLEY UNIT OUTLINE
U
D
9S 23E
9S 24E
QUESTAR / ROSETTA WELL TESTING GREEN RIVER 06/2005

Rosetta
RESOURCES

Uinta Basin
➢
Actively pursuing an emerging Mesa
Verde and Wasatch basin-centered
gas play in Eastern Utah, 6500-7500
ft. depths.
➢
The Company has 2,800 net acres
under lease in the Uinta Basin.
➢
35 drillable locations.
➢
Leased additional acreage to South.
     Rosetta
Leases
Rocky Mountains – Uinta Basin

140
120
100
80
60
40
20
-
73
91
118
135
Exit Rate
2nd Half 2005
1st Half 2006
2nd Half 2006
2006

Rosetta
RESOURCES

Production
87
114
131
Actual
Actual
Forecast
Exit Rate
Forecast
* Includes non-consent properties – (approx. 4 MMcfe/d)
(MMCFE/D)

➢ Well Activity
▪ Drill	188 Wells
▪ Recompletions / Workovers	68 Wells
➢ Average Production	105 MMcfe/d
➢ Capital Expenditures	$199 MM
➢ Proved Reserve Additions	80 Bcfe
* Includes non-consent properties – (approx. 4 MMcfe/d)
2006 Goals

Investment Considerations
➢
Quality Asset Base
➢
Production Growth Momentum
➢
Significant Drilling Location Inventory
➢
Competitive Cost Structure
➢
Strong Balance Sheet
➢
Experienced Technical Staff, Making Use of Industry Best
Practices and State of the Art Technology.

Conclusion
EAST CAMERON BLOCK 89 #1
         OFFSHORE, LOUISIANA

Forward-Looking Statements
This presentation may contain “forward-looking statements” within the meaning of the US Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those reflected in these statements. These risks include, but are not limited to:, the risks inherent and specific to, the oil and gas industry and risk that effect business’ in general. Additional information on these and other factors which could affect the Company’s operations or financial result are included in the Company’s other reports on file with the United States Securities and Exchange Commission. Forward-looking statements are based on the estimate and opinion of the Company’s management at the time the statements are made. The Company assumes no obligation to update forward-looking statements should circumstance or management’s estimates or opinions change.